Exhibit 99.1

WorldHeart Reports Second Quarter 2007 Financial Results

-Levacor™ Rotary VAD Advancing Towards U.S. Trials -

Oakland, CA. – August 8, 2007: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation (WorldHeart), a developer of mechanical circulatory support systems, today reported its second  quarter 2007 financial results.

Revenue for the second quarter ended June 30, 2007 was $0.8 million, compared with revenues of $3.0 million reported in the second quarter ended June 30, 2006.  For the six month periods ended June 30, 2007 and June 30, 2006 revenues were $1.7 million and $6.3 million, respectively.  The decrease in revenue resulted from the Company’s decision, in the fourth quarter of 2006, to discontinue the RELIANT Trial and reduce commercial activities associated with its first-generation Novacor® LVAS and to focus its efforts on the next-generation Levacor Rotary VAD, for which sales have not yet commenced.

The net loss for the 2007 second quarter was $4.5 million, or $0.39 per share, compared with a net loss of $3.9 million, or $0.70 per share, in the prior year’s second quarter.  For the six month period ended June 30, 2007, the net loss was $7.9 million, or $0.69 per share, compared with a net loss of $7.3 million, or $1.32 per share, in the first six months of 2006.  The increase in the net loss for the 2007 periods, compared with the 2006 periods, was the result of lower revenue offset partially by reduced operating expenses.  The decrease in the net loss per share was partially the result of the increase in common shares outstanding resulting from the private placement of common shares during the fourth quarter of 2006.  The weighted average shares outstanding used to calculate the loss per share in both years were adjusted for the Company’s one-for-ten reverse share split during the second quarter of 2007.

“Following initial clinical success in Europe last year with our Levacor VAD, we are focused on activities leading to the start of a U.S. feasibility trial with the Levacor,” said Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart.  “We are making excellent progress in our development activities and have had discussions with the FDA about our preclinical qualification program.  Patients are currently being screened in Canada and we plan to begin a U.S. feasibility trial in late 2007 or early 2008.”

Additional Financial Information

WorldHeart’s cash and cash equivalents were $6.6 million at June 30, 2007, a decrease of $5.6 million from December 31, 2006 and a decrease of $2.5 million from March 31, 2007.  Management plans to maintain reduced spending levels in the near term, while continuing to focus its resources on the Levacor VAD.  The Company is also fully assessing various financing alternatives, including equity financing transactions as well as corporate collaborations, to strengthen its balance sheet.

Selling, general and administrative expenses for the three months ended June 30, 2007 decreased $0.8 million, or 36%, compared with the same period in 2006.  For the six month period ending June 30, 2007, selling, general and administrative expenses were also 36% lower then the comparable 2006 period.  The decrease is due primarily to reduced selling expenses for the Novacor LVAS product in the United States and Europe.

Research and development expenses for the three months ended June 30, 2007 increased by $0.4 million, compared with the three months ended June 30, 2006.  For the six month period of 2007, research and development expenses were $0.7 million less than in the first six months of 2006.  Higher clinical expenses were incurred in the first quarter of 2006 associated with the Levacor clinical implants in Europe.  In addition, the Company conducted development work on both the Novacor and Levacor products in the first half of 2006.  Novacor development work was subsequently discontinued in the fourth quarter of 2006, with research focused on the Levacor VAD in the first half of 2007.

Recent Events and Highlights

Efforts are currently directed towards completion of preclinical qualification activities in advance of the planned clinical trial.  Refinements to external system components, intended to enhance system ergonomics and improve the quality of life of VAD recipients, have been implemented.  Manufacturing capabilities in WorldHeart’s Salt Lake City facility are being enhanced, including expansion of clean room space.  Specific recent activities include:

•                  In July 2007, WorldHeart announced a successful animal implant of a miniaturized, pediatric, ventricular assist device, funded by the National Institutes of Health.  The PediaFlow VAD design is also the platform for a future minimally invasive adult VAD, intended to meet a large clinical need for earlier-stage heart failure patients.

•                  In June 2007, WorldHeart presented Levacor VAD initial clinical results and other related technical developments at the American Society of Artificial Internal Organs (ASAIO) Annual Conference held in Chicago.

•                  In May 2007, WorldHeart met with the FDA to discuss the Levacor VAD program, the pre-clinical qualification plan and program timeline. A pre-IDE submission was sent to the FDA in conjunction with this meeting. A clinically focused pre-IDE submission and meeting are planned, followed by an IDE submission.

•                  In April 2007, WorldHeart participated in and exhibited at the ISHLT meeting.  Clinicians showed strong interest in the Levacor VAD and participation in upcoming clinical trials.

•                  In March 2007, WorldHeart announced a Levacor Clinical Trial Coordinating Committee of six leading heart failure cardiologists and cardiac surgeons.

About the Levacor VAD

The Levacor VAD is a next-generation rotary VAD.  It is the only bearingless, fully magnetically levitated implantable centrifugal rotary pump in clinical trials.  An advanced, continuous-flow pump, the Levacor uses magnetic levitation to fully suspend the spinning rotor, its only moving part, inside a compact housing.  The proprietary levitation technology employs a unique arrangement of magnetics expected to provide optimal system simplicity and reliability.  In contrast to pumps with blood-immersed mechanical or hydrodynamic bearings, full magnetic levitation eliminates wear within the pump as well as dependence on blood properties for rotor suspension, and is expected to provide improved blood compatibility by allowing greater clearances around the rotor and more idealized flow patterns across a wider range of operation.  The Levacor VAD has been designed with a high safety profile and robust range of operation to address the needs of current and future heart-failure patients.

Teleconference

Interested parties may join today’s teleconference at 8:30 a.m. PST by dialing 866-362-5158 (for North America  callers) or 617-597-5397 (for callers outside of North America) and indicating passcode 38987146 at least 10 minutes prior to the start time.  A telephonic replay of the call will be available for one week beginning approximately one hour after the call’s conclusion at 888-286-8010 or 617-801-6888, accessed with passcode 13477619.  Additionally, the presentation will be Webcast and can be accessed through the Company’s website, at www.worldheart.com, by first selecting Investor Relations, then selecting Investor Events and finally selecting the Webcast link.

About WorldHeart

WorldHeart is a developer of mechanical circulatory support systems with broad-based next-generation technologies.  The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to the Company’s future development plans for its next-generation Levacor VAD and PediaFlow VAD, including the timing and scope of clinical trials, the potential scope of use and clinical benefits of these devices, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including without limitation: delays in development, preclinical qualification, regulatory approvals and clinical trials, particularly the Levacor VAD; Destination Therapy adoption rate for VADs; the need for additional financing; and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended.

WORLD HEART CORPORATION
Condensed Consolidated Balance Sheets
(United States Dollars - in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,575	$12,217
Trade and other receivables	660	2,298
Prepaid expenses	929	704
Inventory	2,153	3,088
	10,317	18,307
Long-term assets
Property and equipment	793	950
Other assets	1,145	1,241

Total assets	$12,255	$20,498

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	2,700	3,526
Deferred revenue and clinical fees	432	470
Other liabilities	2,154	1,796
Total current liabilities	$5,286	$5,792

Total shareholders’ equity	6,969	14,706

Total liabilities and shareholders’ equity	$12,255	$20,498

WORLD HEART CORPORATION

Condensed Consolidated Statements of Operations  (unaudited)

(United States Dollars and shares in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$849	$2,988	$1,696	$6,273
Cost of goods sold	(823)	(1,910)	(1,892)	(3,322)

Gross profit	26	1,078	(196)	2,951

Operating expenses
Selling, general and administrative	1,457	2,276	3,003	4,732
Research and development	3,136	2,763	5,005	5,662
Amortization of intangibles	48	48	96	96

Total operating expenses	4,641	5,087	8,104	10,490

Operating loss	(4,615)	(4,009)	(8,300)	(7,539)

Other income (expense)	138	121	393	209

Net loss applicable to common shareholders	$(4,477)	$(3,888)	$(7,907)	$(7,330)

Weighted average number of common shares outstanding basic and diluted	11,507	5,548	11,507	5,548

Basic and diluted loss per common share	$(0.39)	$(0.70)	$(0.69)	$(1.32)